Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Form S-8 File No. 333-118897 and File No. 333-113420 and Form F-3 File No. 333-111019, File No. 333-119998, File No. 333-126257 and File No. 333-143-399) of Pointer Telocation Ltd., and its subsidiaries of our report dated May 31, 2007, relating to the consolidated financial statements of Pointer Telocation Ltd. included in this Amendment No. 1 to the Annual Report on Form 20-F/A for the year ended December 31, 2006 filed with the Securities and Exchange Commission on July 31, 2007.

Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global

Tel Aviv, Israel
July 31, 2007